Exhibit 99

March 20, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

RE:                              Release Nos. 33-8070; 34-45590; 35-27503; 39-2395; IA-2018; IC-25464; FR-62; File No. S7-03-02 (the “Release”)

Dear Sir or Madam:

In accordance with the Release, you are hereby notified that Carlisle Companies Incorporated (“Carlisle”) has received from Arthur Andersen LLP (“Andersen”) representations that (i) the audit of Carlisle’s financial statements for the year-ended December 31, 2001 was subject to Andersen’s quality control systems for U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and (ii) there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very truly yours,

/s/	Steven J. Ford

Steven J. Ford Vice President, Secretary and General Counsel